EXHIBIT 4.2

EXECUTION COPY

LOAN AGREEMENT

dated as of

November 9, 2007

among

FISERV, INC.

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

SUNTRUST BANK,

as Syndication Agent

and

CREDIT SUISSE SECURITIES (USA) LLC, WACHOVIA BANK, N.A.

SUMITOMO MITSUI BANKING CORPORATION,

THE BANK OF TOKYO- MITSUBISHI UFJ, LTD. and BANK OF AMERICA, N.A.,

as Documentation Agents

J.P. MORGAN SECURITIES INC., SUNTRUST ROBINSON HUMPHREY, INC. and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.04	—	List of Litigation
Schedule 3.11	—	List of Environmental Matters
Schedule 3.13	—	List of Material Subsidiaries; Capital Stock
Schedule 6.01	—	List of Existing Indebtedness

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Foley & Lardner LLP
Exhibit B-2	—	Form of Opinion of General Counsel of the Loan Parties
Exhibit C	—	Form of Written Money Transfer Instruction
Exhibit D	—	List of Closing Documents
Exhibit E	—	Form of Subsidiary Guaranty
Exhibit F	—	Form of Compliance Certificate

LOAN AGREEMENT (this “Agreement”) dated as of November 9, 2007 among FISERV, INC., the LENDERS from time to time party hereto, SUNTRUST BANK, as Syndication Agent and CREDIT SUISSE SECURITIES (USA) LLC, WACHOVIA BANK, N.A., SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and BANK OF AMERICA, N.A., as Documentation Agents and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means, with respect to any Person, the purchase or other acquisition by such Person, by any means whatsoever (including by devise, bequest, gift, through a dividend or otherwise), of (a) Stock of, or other equity securities of, any other Person if, immediately thereafter, such other Person would be either a consolidated subsidiary of such Person or otherwise under the Control of such Person, (b) any business, going concern or division or segment thereof, or (c) the Property of any other Person other than in the ordinary course of business, provided, however, that no acquisition of substantially all of the assets of such other Person shall be deemed to be in the ordinary course of business.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person (other than a consolidated subsidiary of such Person) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, in the amount of $2,500,000,000, as the same may be terminated pursuant to Section 2.09.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the percentage obtained by dividing such Lender’s outstanding Loans by the aggregate outstanding principal amount of all of the Loans at such time.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, the applicable rate per annum set forth below under the caption “Eurodollar Spread” based upon the ratings by two (2) nationally recognized rating agencies as selected by the Borrower and agreed to by the Administrative Agent and thereafter disclosed to the Lenders, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurodollar Spread
Category 1: A3 or A- or higher	0.45%
Category 2: Baa1 or BBB+	0.50%
Category 3: Baa2 or BBB	0.625%
Category 4: Baa3 or BBB-	0.75%
Category 5: Ba1 or BB+ or lower	1.00%

For purposes of, and notwithstanding, the foregoing,

(i) if either such rating agencies shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5;

(ii) if the ratings established or deemed to have been established by such rating agencies for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings;

(iii) if the ratings established or deemed to have been established by such rating agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of either rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.07 or otherwise; and

(iv) each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of either rating agency shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means each of J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Credit Suisse Securities (USA) LLC in its capacity as joint bookrunner and joint lead arranger for the loan facility evidenced by this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Fiserv, Inc., a Wisconsin corporation.

“Borrowing” means Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Stock of the Borrower; or (b) during any period of up to three consecutive calendar years commencing on or after the Effective Date, individuals (i) who were directors of the Borrower on the first day of such period or (ii) whose election or nomination for election to the board of directors of the Borrower was recommended or approved by at least a majority of directors who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CheckFree Acquisition” means the acquisition by the Borrower, directly or indirectly, of all issued and outstanding stock of the Target.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans on the Funding Date, expressed as an amount representing the maximum aggregate amount of such Lender’s Term Loans hereunder. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $2,500,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated” means the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Documentation Agent” means each of Credit Suisse Securities (USA) LLC, Wachovia Bank, N.A., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Bank of America, N.A. in its capacity as documentation agent for the credit facility evidenced by this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the consolidated net earnings of such Person in respect of such period, plus the sum of each of the following with respect to such Person on a consolidated basis for such period to the extent deducted in the determination of such net earnings: (i) interest expense, (ii) provision for taxes, (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) stock-based non-cash compensation expense, minus (vii) extraordinary gains realized other than in the ordinary course of business and (viii) any cash payments made during such period in respect of the item described in clause (vi) above subsequent to the fiscal quarter in which the relevant stock-based non-cash compensation expense was incurred.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Employee Benefit Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any material liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability in a material amount or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition has been satisfied.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which it is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the Chief Financial Officer, the Controller, any Assistant Controller, the Treasurer or any Assistant Treasurer, in each case of the Borrower.

“Financial Statements” is defined in Section 3.12.

“FIN 46 Entity” means any Person the financial condition and results of which, solely due to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (Revised December 2003) the Borrower is required to consolidate in its financial statements.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means the date on which the Loans are made hereunder in accordance with Section 4.02.

“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, without duplication (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business and provided further that the amount of each “Guarantee” shall be the lesser of (a) the amount of the primary obligation with respect thereto or, if not stated, the reasonably expected liability in respect of such primary obligation, and (b) the stated maximum amount of such “Guarantee”.

“Guaranty Ratings Threshold” means that at any time, the Borrower’s Index Debt is rated (i) at or above A- by S&P and (ii) at or above A3 by Moody’s.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company” means a bank holding company or a financial holding company, in either case within the meaning of the Bank Holding Company Act.

“Indebtedness” means, with respect to any Person, at a particular time, all items of such Person which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of Property (other than accounts payable, deferred compensation, customer advances, earn-outs, agreements providing for the holdback of up to 10% of the purchase price relating to an acquisition and accrued expenses incurred in the ordinary course of business), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or other title retention agreement (excluding operating leases), (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien (other than carriers’, warehousemen’s, mechanics’, repairmen’s or other like non-consensual Liens arising in the ordinary course of business) on any Property owned by such Person even though such Person shall not have assumed or otherwise become liable for the payment thereof, provided that in the event such Person shall not have assumed or otherwise become liable for the payment thereof, the amount of such liabilities shall be deemed to be the lesser of (i) the fair market value of the assets of such Person subject to such Lien and (ii) the amount of the liability secured by such Lien, (f) that portion of any obligation of such Person, as lessee, which in accordance with GAAP is required to be capitalized on the balance sheet of such Person, (g) Securitized Indebtedness, and (h) all Guarantees by such Person of any of the foregoing; provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “Indebtedness” shall not include any Trust Company Indebtedness or any intercompany indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated October 2007 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means as of any date, the ratio of (a) the Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ended on such date to (b) Consolidated interest expense of the Borrower for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and, with respect to the initial Interest Period hereunder, ending on the last day of the calendar month of the day of the initial Borrowing, and, with respect to each other Interest Period hereunder, ending on the numerically corresponding day in the calendar month that is three months thereafter (or such other period of time as is acceptable to each of the Lenders), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date, the ratio of (a) the Consolidated Indebtedness of the Borrower and the Subsidiaries on such date to (b) Consolidated EBITDA of the Borrower for the four consecutive fiscal quarter period ended on such date, in each case based on the most recent financial statements required by Section 5.07(a) or 5.07(c), as the case may be. For purposes of this defined term, “EBITDA” shall be adjusted to give effect to each acquisition (including any Indebtedness assumed in connection therewith and related interest expense) and disposition (including any Indebtedness repaid in connection therewith and related interest expense) that occurred during such period as if such acquisition or disposition had occurred at the inception of such period.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in Dollars of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset and excluding operating leases, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loans” means the term loans made by the Lenders to the Borrower pursuant to this Agreement on the Funding Date, it being understood that conversions and continuations of Loans are not Loans hereunder.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Margin Stock” means any “margin stock”, as said term is defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business or assets of the Borrower and the Subsidiaries on a Consolidated basis, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents, or (iii) the ability, due to circumstances not caused by the Administrative Agent or any Lender, of the Administrative Agent or any Lender to enforce the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means each Domestic Subsidiary (i) which (on an unconsolidated basis and excluding intercompany income statement items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Borrower, in each case for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.07, contributed EBITDA in an amount greater than ten percent (10%) of the EBITDA of the Borrower and its Domestic Subsidiaries on a consolidated basis for the four consecutive fiscal quarter period most recently ended prior to the Effective Date or (ii) which (on an unconsolidated basis and excluding intercompany balance sheet items of such Domestic Subsidiary), as of the most recent two consecutive fiscal quarters of the Borrower, for which financial statements have been delivered pursuant to Section 5.07 contributed total assets in an amount greater than ten percent (10%) of the Total Assets of the Borrower and its Domestic Subsidiaries on a consolidated basis as of the Effective Date (or, upon the occurrence of the Funding Date, the Funding Date), in each case as calculated by the Borrower on a pro forma basis reasonably acceptable to the Administrative Agent giving positive effect to the CheckFree Acquisition and deducting for discontinued operations as a result of the Trust Business Disposition; provided, however, that no Trust Company Subsidiary and no SPE shall be deemed to constitute a “Material Subsidiary” hereunder.

“Maturity Date” means November 9, 2012.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event (including, without limitation, underwriting discounts and commissions or placement fees, investment banking fees, legal and consulting fees and accounting fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale-leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Net Worth” means, at any date, the sum of all amounts which would be included under shareholders’ equity on a Consolidated balance sheet of the Borrower and the Subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

“New Bond Indenture” means the Indenture, dated on or about November 20, 2007, between the Borrower, as Issuer, the Subsidiaries party thereto as guarantors and U.S. Bank National Association, as Trustee, as amended or supplemented.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, under this Loan Agreement or any of the other Loan Documents or in respect of any of the Loans made or other instruments at any time evidencing any thereof.

“Operating Entity” means (a) any Person, (b) any business or operating unit of a Person (i) which is operated separate and apart from the other businesses and operations of such Person, or (ii) whose products and services are uniquely divisible from the products and services of such Person, or (c) any other line of business or business segment.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but excluding Excluded Taxes.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means at any time, any Employee Benefit Plan (including a Multiemployer Plan) subject to Section 302 of ERISA or Section 412 of the Code, the funding requirements of which are, or at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of the Borrower, any Subsidiary or an ERISA Affiliate.

“Permitted Sale-Leaseback Transactions” means sales or transfers by the Borrower or any Subsidiary of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “Permitted Sale-Leaseback Transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six (36) months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date hereof and (b) that are material to the business of the Borrower and its Subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and Indebtedness from time to time secured by Liens permitted under Section 6.02(r), exceeds 10.0% of Net Worth. For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the Board of Directors of the Borrower) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the Term Loan or to the repayment of any Indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the Term Loan.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) the issuance after the Effective Date of capital stock of the Borrower in a registered public offering in which an underwriter or an agent is involved or in a private placement (excluding, for the avoidance of doubt, issuances to employees or directors, issuances in connection with dividend reinvestment plans and issuances pursuant to employee or director stock plans or other employee benefit plans); or

(b) the issuance after the Effective Date by the Borrower or any of its Subsidiaries of any debt for borrowed money (excluding intercompany debt for borrowed money, any issuances of commercial paper and any Subsidiary’s credit facility that is not guaranteed by the Borrower) in one or a series of related transactions not in the capital markets in a principal amount in excess of $100,000,000 in the aggregate; or

(c) the incurrence or issuance after the Effective Date by the Borrower or any of its Subsidiaries in the capital markets of debt for borrowed money having a maturity of more than 270 days; or

(d) any sale or other disposition (including pursuant to a sale-leaseback transaction) of any property or asset (other than sales of inventory in the ordinary course of business consistent with past practice) of the Borrower or any Subsidiary resulting in aggregate Net Proceeds in excess of $50,000,000 (for any one transaction) or $100,000,000 (for all transactions during any fiscal year of the Borrower).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means, with respect to any Person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such Person.

“Ratings Event” means that at any time, the Borrower’s Index Debt is rated (i) below BBB- by S&P and (ii) below Baa3 by Moody’s.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the sum of the Commitments; provided that, upon the funding of the Loans on the Funding Date, “Required Lenders” shall mean, at any time, Lenders having Loans representing more than 50% of the sum of the aggregate outstanding principal amount of all of the Loans at such time.

“Restricted Payment” means, with respect to any Person, any of the following, whether direct or indirect: (a) the payment by such Person of any dividend or distribution on any class of stock of such Person, except to the extent payable solely in shares of that class of stock to the holders of such class, (b) the payment by such Person of any distribution on any other type or class of equity interest or equity investment in such Person except to the extent payable in stock of such Person, and (c) any redemption, retirement, purchase or acquisition of, or sinking fund or other similar payment in respect of, any class of stock of, or other type or class of equity interest or equity investment in, such Person. For all purposes hereof, the amount of any Restricted Payment made through the transfer of property shall be deemed to be the greater of (x) the fair market value of such property (as determined in good faith by the Board of Directors of the Borrower) and (y) the net book value thereof on the books of the Borrower or any Subsidiary (as determined in accordance with GAAP), in each case as determined on the date such Restricted Payment is paid, distributed, made or set apart, as the case may be.

“Revolving Facility” means the revolving credit facility evidenced by the Revolving Facility Agreement.

“Revolving Facility Agreement” means that certain Credit Agreement dated as of March 24, 2006 by and among the Borrower, the foreign subsidiary borrowers party thereto and the lenders and agents from time to time party thereto, as amended, restated, supplemented, replaced or otherwise modified from time to time.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission of the United States or such other Governmental Authority succeeding to the functions thereof.

“Securitized Indebtedness” means, with respect to any Person as of any date, the reasonably expected liability of such Person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such Person, or any subsidiary or affiliate thereof, on or prior to such date.

“SPE” means any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage, and the Administrative Agent shall notify the Borrower promptly of any such adjustment.

“Stock” means any and all shares, partnership interests, membership interests, warrants, options, rights of conversion, participations or other equivalents (however designated) of equity interests in a Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of such FIN 46 Entity’s Indebtedness have no recourse, directly or indirectly, to the Borrower or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower, other than Bastogne, Inc. and any other SPE.

“Subsidiary Guarantor” means each Subsidiary (other than Foreign Subsidiaries) acting as such pursuant to Section 5.11 hereof from time to time (and giving effect to any releases in accordance with the terms hereof) or otherwise. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.13 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date in the form of Exhibit E (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Syndication Agent” means SunTrust Bank in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“Target” means CheckFree Corporation, a Delaware corporation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means the Term Loan made pursuant to Section 2.01.

“Total Assets” means, as the date of any determination thereof, total assets of a Person calculated in accordance with GAAP on a consolidated basis as of such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the consummation of the CheckFree Acquisition.

“Trust Business Disposition” is defined in Section 6.03.

“Trust Company Indebtedness” means, with respect to any Trust Company Subsidiary that either (i) is a Subsidiary Guarantor or (ii) does not Guarantee any Indebtedness of the Borrower or any other Subsidiary (other than another Trust Company Subsidiary), indebtedness of such Trust Company Subsidiary (a) incurred in the ordinary course of its business, (b) in respect of which neither the Borrower nor any other Subsidiary (other than another Trust Company Subsidiary) shall have any obligation or liability, contingent or otherwise, (c) to the extent such indebtedness is not past due in the payment of principal or interest thereon, and (d) to the extent such indebtedness is not in excess of 20% of the consolidated investments of such Trust Company Subsidiary as reflected on its most recent quarterly balance sheet.

“Trust Company Subsidiary” means each of Fiserv Trust Company (formerly known as First Trust Corporation and Lincoln Trust Company) and Trust Industrial Bank, in each case for so long as it retains its powers as a trust company or banking organization under the laws of the United States or any State thereof, together with each wholly-owned Subsidiary thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in a single draw on the Funding Date in an aggregate principal amount that will not result in (a) the principal amount of such Lender’s Loans exceeding such Lender’s Commitment or (b) the aggregate principal amount of the Loans exceeding the Aggregate Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Loans other than the initial Loans on the Funding Date and shall not be entitled to elect to convert or continue any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Request for Initial Borrowing. To request the initial Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the Business Day of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of the initial Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period ending, in the case of the initial Borrowing, on the last day of the calendar month of the date of such Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. [Intentionally Omitted].

SECTION 2.06. [Intentionally Omitted].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make the Loan to be made by it hereunder on the Funding Date by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or, in the case of the initial Borrowing, as provided in Section 2.03) and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or, in the case of the initial Borrowing, as provided in Section 2.03 if not so specified). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest

Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be automatically continued as a Eurodollar Borrowing with a three-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued beyond its then current Interest Period as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination of Commitments. The Commitments shall terminate on the earlier of (a) the Funding Date upon funding of the Term Loan in accordance with Section 4.02 or, if the Funding Date has not then occurred, December 31, 2007, (b) the date (if any) on which the Borrower redeems the notes issued under the New Bond Indenture as a result of its failure to consummate the CheckFree Acquisition and (c) the date (if any) on which the Borrower notifies the Administrative Agent of its election to terminate the Commitments (and, in the case of a termination pursuant to the foregoing clauses (b) or (c), the Subsidiary

Guarantors shall also be released from their obligations under the Subsidiary Guaranty). Any such notice under the foregoing clause (c) by the Borrower to the Administrative Agent to terminate the Commitments shall be made at least three Business Days prior to the specified effective date of such termination in such notice. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice by the Borrower shall be irrevocable. Any termination of the Commitments shall be permanent.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower shall repay Term Loans on (or before) each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11):

Date	Amount
December 31, 2008	$250,000,000
December 31, 2009	$250,000,000
December 31, 2010	$375,000,000
December 31, 2011	$375,000,000

To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that (i) the Ratings Event has occurred and is continuing and (ii) any Net Proceeds are received by or on behalf of the Borrower or any of its Domestic Subsidiaries (excluding amounts received from the Borrower or any of its Subsidiaries) in respect of any Prepayment Event, the Borrower shall, within four (4) Business Days after such Net Proceeds are received, prepay the Obligations as set forth in paragraph (c) below in an aggregate amount equal to 75% of such Net Proceeds; provided that, in the case of any event described in clause (d) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or its relevant Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds (or, if the Borrower or such Subsidiary has entered into a contract within 180 days to reinvest such proceeds, within 210 days), to acquire real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Borrower and/or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided further that to the extent any such Net Proceeds therefrom that have not been so applied by the end of such 180 or 210 day period, as the case may be, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Chicago time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing pursuant to paragraphs (a) and (b) above shall be applied against the installment payments set forth in Section 2.10(a) (x) as the Borrower shall direct, so long as no Default or Event of Default has occurred and is continuing and (y) at all other times, in the inverse order of maturity. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee, which shall accrue at a rate per annum equal to 0.10% of the Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the Funding Date and the date on which such Commitment terminates. Accrued ticking fees shall be payable in arrears on December 31, 2007 and the earlier of the Funding Date and the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars to the Administrative Agent for distribution, in the case of ticking fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any fee, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower contemporaneously with any demand for payment hereunder and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions if such Lender fails to notify the Borrower within 90 days after it obtains actual knowledge (or, in the exercise of ordinary due diligence, should have obtained actual knowledge) and such Lender shall only be entitled to receive such compensation for any losses incurred by it or amounts to which it would otherwise be entitled from and after the date 90 days prior to the date such Lender provided notice thereof to the Borrower of the Change in Law and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower contemporaneously with the demand for payment and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In the event that any such deduction or withholding can be reduced or nullified as a result of the application of any relevant double taxation convention, the Lenders and the Administrative Agent will, at the expense of the Borrower, cooperate with the Borrower in making application to the relevant taxing authorities seeking to obtain such reduction or nullification, provided, however, that the Lenders and the Administrative Agent shall have no obligation to (i) engage in litigation with respect thereto or (ii) disclose any tax return or other confidential information.

(b) In addition, the Borrower shall pay any Other Taxes related to the Borrower to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with a supporting document shall be delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender contemporaneously with any demand for payment, and shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued, if available, by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to any Lender any amount which the Borrower is liable to withhold due to the failure of such Lender to file any statement of exemption required by the Code.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 131 South Dearborn Street, Chicago, Illinois 60603, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender shall determine that any law, regulation or treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender is reasonably acceptable to the Administrative Agent and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Existence and Power. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and each of the Borrower and its Subsidiaries is in good standing and authorized to do business in each jurisdiction in which the failure so to qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authority. Each Loan Party has full power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other entity action and are in full compliance with its certificate of incorporation, by-laws or other comparable documents. No consent or approval of, or other action by, shareholders or other equity owners of any Loan Party, any Governmental Authority or any other Person, which has not already been obtained, (a) is required to authorize the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, (b) except for the filing of the Loan Documents with the SEC, is required of the Borrower or any Subsidiary in connection with the execution and delivery by the Borrower or such Subsidiary of the Loan Documents to which it is a party, or (c) is required as a condition to the enforceability against any Loan Party of the Loan Documents to which it is a party.

SECTION 3.03. Binding Agreements. The Loan Documents constitute the valid and legally binding obligations of the Loan Parties, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to the availability of specific performance as a remedy.

SECTION 3.04. Litigation. (a) Except as set forth on Schedule 3.04 and in the Borrower’s filings on Forms 10K, 10Q or 8K, there are no actions, suits or arbitration proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, at law or in equity, before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(b) There are no proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (i) which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (ii) which would reasonably be expected to, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

SECTION 3.05. No Conflicting Agreements. (a) Neither the Borrower nor any Subsidiary is in default under any existing mortgage, indenture, contract, or agreement to which it is a party or by which it or any of its Property is bound the effect of which could reasonably be expected to have a Material Adverse Effect. No notice to, or filing with, any Governmental Authority is required for the due execution or delivery (except for the filing of the Loan Documents with the SEC promptly thereafter) or performance by any Loan Party of the Loan Documents to which it is a party other than those notices or filings which have been given and filed, as the case may be.

(b) No provision of any existing mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness, in each case binding on the Borrower or any Material Subsidiary or affecting the Property of the Borrower or any Material Subsidiary, and no provision of any statute, rule, regulation, judgment, decree or order binding on the Borrower or any Material Subsidiary or affecting the Property of the Borrower or any Material Subsidiary conflicts with, or requires any consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance by any Loan Party of the terms of, any Loan Document. The execution, delivery or performance by each Loan Party of the terms of each Loan Document to which it is a party will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than any Lien permitted under Section 6.02) upon the Property of the Borrower or any Material Subsidiary pursuant to the terms of any mortgage, indenture, material contract, material agreement or material instrument evidencing Indebtedness binding on the Borrower or any Material Subsidiary or affecting the Property of the Borrower or any Material Subsidiary.

SECTION 3.06. Taxes. The Borrower and each Subsidiary has filed or caused to be filed all tax returns, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against them, the failure of which to file or pay could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Governmental Regulations. Neither the Borrower nor any Subsidiary nor any corporation controlling the Borrower or any Subsidiary or under common control with the Borrower or any Subsidiary is subject to regulation under the Investment Company Act of 1940.

SECTION 3.08. Federal Reserve Regulations; Use of Loan Proceeds. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Borrower and the Subsidiaries. The Borrower has not used nor will use the proceeds of the Loans for any purpose other than (i) to finance the CheckFree Acquisition and costs, fees and expenses incurred in connection therewith (ii) for its general corporate purposes (including refinancing existing Indebtedness and repurchases of the Borrower’s Stock, in each case to the extent not inconsistent with the terms hereof). Anything in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower (i) in violation of any limitation or prohibition provided by any applicable law, regulation or statute, including Regulations U or X of the Board or (ii) to fund any tender offer for, or other Acquisition of, Stock issued by any other Person with a view towards attaining Control of such other Person at a time when the board of directors or other similar managing body of such Person shall not have approved of such attainment of Control.

SECTION 3.09. Disclosure. None of the Information Memorandum, any Loan Document or any material information delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.10. Plans. Each Employee Benefit Plan of the Borrower, each Subsidiary and each ERISA Affiliate is in compliance with ERISA and the Code, where applicable, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Borrower, each Subsidiary and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Pension Plan which is a Multiemployer Plan, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. The Borrower, each Subsidiary and each ERISA Affiliate has, as of the date hereof, made all contributions or payments to or under each such Pension Plan required by law or the terms of such Pension Plan or any contract or agreement, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC has been, or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be, incurred by the Borrower, any Subsidiary or any ERISA Affiliate, except to the extent that such liability, individually or in the aggregate, is not in excess of $100,000,000. Liability, as referred to in this Section 3.10, includes any joint and several liability. Each Employee Benefit Plan which is a group health plan within the meaning of Section 5000(b)(1) of the Code is in material compliance with the continuation of health care coverage requirements of Section 4980B and 4980D of the Code, except to the extent that non-compliance would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Environmental Matters. Except as set forth in Schedule 3.11 and except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each Subsidiary possess all Environmental Permits currently required under applicable Environmental Laws to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in compliance with the terms and conditions of such Environmental Permits, nor has the Borrower or any Subsidiary received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed; (b) the Borrower and each Subsidiary is currently, and within applicable statutes of limitation, have been, in compliance with all applicable Environmental Laws; (c)(i) the Borrower has not received notice of any civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information pending or threatened under any Environmental Law against the Borrower or any Subsidiary, and (ii) the Borrower has not received notice of actual or potential liability under any Environmental Law that has not been resolved, including, but not limited to, any liability that the Borrower or any Subsidiary may have retained or assumed either contractually or by operation of law; (d) as of the date hereof, no property or facility currently, or to the best of the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any present or former Subsidiary, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or CERCLIS, both promulgated under the CERCLA, or on any comparable foreign or state list established under any Environmental Law; (e)(i) there has been no disposal, spill, discharge or release of any Hazardous Material generated, used, owned, stored or controlled by the Borrower, any Subsidiary or respective predecessors in interest, on, at or under any property presently or formerly owned, leased or operated by the Borrower, any Subsidiary or any predecessor in interest; and (ii) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case, that could reasonably be expected to require investigation, removal, remedial or corrective action by the Borrower or that would reasonably likely result in liabilities of, or losses, damages or costs to the Borrower under any Environmental Law; (f)(i) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property owned, leased or operated by the Borrower, any Subsidiary or respective predecessors in interest except in compliance with Environmental Laws during the period of such ownership, lease or operation, and (ii) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any such facility or property during the period of such ownership, lease or operation, except in compliance with Environmental Laws; and (g) no lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Borrower or any Subsidiary under any Environmental Law.

SECTION 3.12. Financial Statements. (a) The Borrower has heretofore delivered to the Lenders copies of its audited Consolidated Balance Sheet as of December 31, 2006, and the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, for the fiscal year then ended (collectively, together with the related notes and schedules, the “Financial Statements”). The Financial Statements fairly present the Consolidated financial condition and results of the operations of the Borrower and the Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with GAAP as then in effect.

(b) Since December 31, 2006, there has been no material adverse change in the financial condition, operations, business or assets of the Borrower and its Subsidiaries on a Consolidated basis.

SECTION 3.13. Material Subsidiaries; Capital Stock. As of the date of this Agreement, each Material Subsidiary of the Borrower is set forth on Schedule 3.13. The shares of each Material Subsidiary are duly authorized, validly issued, fully paid and, except to the extent that the law of the State of Wisconsin may require assessment of each shareholder of a Material Subsidiary for an amount not exceeding the lesser of the par value of the shares held by such shareholder and the unpaid wages owed by such Material Subsidiary, nonassessable.

SECTION 3.14. Holding Company Status. Neither the Borrower nor any Subsidiary is a Holding Company.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Foley & Lardner LLP, special counsel for the Loan Parties and (ii) Charles W. Sprague, General Counsel of the Loan Parties, substantially in the form of Exhibits B-1 and B-2, respectively, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Borrower and the Target for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Borrower and the Target for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming that (a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the Effective Date and (b) no Default shall have occurred and be continuing.

(f) The Administrative Agent shall have received evidence satisfactory to it that the Revolving Facility Agreement shall have been amended to reflect certain modifications agreed upon by the Administrative Agent and the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Funding Date. The obligations of the Lenders to make the Loans hereunder shall be subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (other than the representations contained in Section 3.04(a) and 3.12(b)) shall be true and correct on and as of the date of the Loans (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) At the time of and immediately after giving effect to the Loans, no Default shall have occurred and be continuing (it being understood that the representations contained in Section 3.04(a) and 3.12(b) are made only as of the Effective Date).

(c) All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the consummation of the CheckFree Acquisition and the Transactions shall have been obtained and be in full force and effect.

(d) The CheckFree Acquisition shall be consummated substantially simultaneously with the funding of the Loans on the Funding Date in accordance with applicable law and the merger agreement related thereto.

(e) The Funding Date shall occur by no later than December 31, 2007 and, if the Funding Date does not occur by such date, the Commitments shall automatically terminate.

(f) The Borrower shall have delivered to the Administrative Agent (for distribution to the Lenders) updated Schedules hereto, giving effect to the CheckFree Acquisition, which Schedules modify the Sections to which they relate as of the Funding Date.

(g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The making of the Loans on the Funding Date shall be deemed to constitute a representation and warranty by the Borrower on such date as to the matters specified in paragraphs (a) and (b) of this Section.

The Administrative Agent shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower will:

SECTION 5.01. Legal Existence. Except as may otherwise be permitted by Sections 6.03 and 6.04, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Taxes. Pay and discharge when due, and cause each Subsidiary so to do, all taxes, assessments, governmental charges, license fees and levies upon or with respect to the Borrower and such Subsidiary, and upon the income, profits and Property thereof unless, and only to the extent, that (a)(i) such taxes, assessments, governmental charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor, or (b) the failure so to do would not have a Material Adverse Effect.

SECTION 5.03. Insurance. Maintain, and cause each Material Subsidiary to maintain, insurance with financially sound insurance carriers against at least such risks, and in at least such amounts, as are usually insured against by similar businesses, including business interruption, public liability (bodily injury and property damage), fidelity, workers’ compensation and property insurance, except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Performance of Obligations. Pay and discharge promptly when due, and cause each Subsidiary so to do, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to have a Material Adverse Effect, provided that neither the Borrower nor such Subsidiary shall be required to pay or discharge or cause to be paid or discharged any such Indebtedness, obligation or claim so long as (i) the validity thereof shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, and (ii) such reserve or other appropriate provision as shall be required by GAAP shall have been made therefor.

SECTION 5.05. Condition of Property. Except as permitted by Sections 6.03 and 6.04 and for ordinary wear and tear, at all times, maintain, protect and keep in good repair, working order and condition, all Property used or useful in the operation of its business (other than Property which is replaced with similar Property), and cause each Subsidiary so to do, except to the extent that the failure to do so would not have a Material Adverse Effect.

SECTION 5.06. Observance of Legal Requirements. Observe and comply in all material respects, and cause each Subsidiary so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it or to such Subsidiary, a violation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Financial Statements and Other Information. Furnish to the Administrative Agent:

(a) As soon as available and, in any event, within 90 days after the close of each fiscal year, a copy of (x) the Borrower’s 10-K in respect of such fiscal year, and (y) (i) the Borrower’s Consolidated Balance Sheet as of the end of such fiscal year, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows, as of and through the end of such fiscal year, setting forth in each case in comparative form the corresponding figures in respect of the previous fiscal year, all in reasonable detail, and accompanied by a report of the Borrower’s auditors, which report shall state that (A) such auditor has audited such financial statements, (B) such audit was made in accordance with generally accepted auditing standards in effect at the time and provides a reasonable basis for such opinion, and (C) said financial statements have been prepared in accordance with GAAP (provided that, notwithstanding the foregoing, such report may be with reference to such financial statements which have given effect to the consolidation of any FIN 46 Entities with the Borrower);

(b) Simultaneously with the delivery of the certified statements required by paragraph (a) of this Section, copies of a certificate of the Borrower’s auditors (i) expressing their opinion that the computations by the Borrower (which computations shall accompany such certificate and shall be in reasonable detail) show compliance with Section 6.08 and are in accordance with such Section, and (ii) stating that, in making the examination necessary for their audit of the financial statements of the Borrower for such fiscal year, nothing came to their attention of a financial or accounting nature that caused them to believe that there shall have occurred any condition or event which would constitute a Default or an Event of Default, or, if so, specifying in such certificate all such Defaults or Events of Default and the nature and status thereof;

(c) As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of (x) the Borrower’s 10-Q in respect of such fiscal quarter, and (y) (i) the Borrower’s Consolidated Balance Sheet as of the end of such quarter, and (ii) the related Consolidated Statement of Income and Retained Earnings, and Consolidated Statement of Cash Flows for (A) such quarter, and (B) the period from the beginning of the then current fiscal year to the end of such quarter, in each case in comparable form with the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP (without footnotes and subject to normal year-end and audit adjustments);

(d) (i) Simultaneously with the delivery of the financial statements required by Section 5.07(c), a certificate of a Financial Officer of the Borrower certifying that no Default or Event of Default shall have occurred and be continuing or, if so, specifying in such certificate all such Defaults and Events of Default, and setting forth computations in reasonable detail demonstrating compliance with Section 6.08, and (ii) simultaneously with the delivery of the financial statements required by Section 5.07(a) or 5.07(c), as the case may be, a Compliance Certificate, as of the fiscal period then ended, certified by a Financial Officer of the Borrower;

(e) Upon an executive officer of the Borrower becoming aware thereof, prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Borrower or any Subsidiary a party to any proceeding before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of any license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Governmental Authority, (iii) any refusal by any Governmental Authority to renew or extend any license, permit, franchise or other authorization, and (iv) any dispute between the Borrower or any Subsidiary and any Governmental Authority, which lapse, termination, refusal or dispute, referred to in clause (ii), (iii) or (iv) above, could reasonably be expected to have a Material Adverse Effect;

(f) Upon an executive officer of the Borrower becoming aware thereof, prompt written notice of the occurrence of (i) each Default, and (ii) each Material Adverse Effect;

(g) Upon the forwarding thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so furnished;

(h) Promptly after either rating agency providing a rating for the Index Debt pursuant to the definition of “Applicable Rate” shall have publicly announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(i) Promptly after request therefor, such other information relating to the financial condition or business of the Borrower, the Subsidiaries and the FIN 46 Entities, as the Administrative Agent or any Lender at any time or from time to time may reasonably request.

Each report and other document required to be delivered by the Borrower pursuant to subparagraphs (a), (b), (c), (d)(i), (d)(ii) and (g) of this Section 5.07 shall be deemed to have been delivered on the date upon which the Borrower notifies the Administrative Agent that such report or other document has been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such report or document may be readily viewed and printed. The Administrative Agent shall promptly furnish to each Lender a copy (in the form received) of each notice or other information provided to the Administrative Agent under this Section 5.07.

SECTION 5.08. Records. At all reasonable times, upon reasonable prior notice and at the sole cost and expense of the Administrative Agent and the Lenders, permit representatives of the Administrative Agent and each Lender to discuss the affairs of the Borrower and each Subsidiary with the respective officers thereof, and to meet and discuss the affairs of the Borrower and each Subsidiary with the Borrower’s auditors.

SECTION 5.09. Authorizations. Maintain and cause each Subsidiary to maintain, in full force and effect, all copyrights, patents, trademarks, trade names, franchises, licenses, permits, applications, reports, and other authorizations and rights, except where the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Disaster Recovery Program. Maintain, and cause each Subsidiary to maintain, a “disaster recovery program” which conforms to and complies with all laws, rules and regulations, and all industry standards for businesses of the type engaged in by the Borrower and the Subsidiaries, and keep such disaster recovery program in a current status at all times, in each case except to the extent that the failure so to do could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11. Subsidiary Guaranty.

(a) Guarantors. As promptly as possible but in any event within forty-five (45) days (or such later date as may be agreed upon by the Administrative Agent) (i) after any Person becomes a Domestic Subsidiary or (ii) after any Domestic Subsidiary becomes a Material Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Person that is a Material Subsidiary to deliver to the Administrative Agent the Subsidiary Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty to be accompanied by appropriate corporate or equivalent resolutions, other corporate or equivalent documentation and legal opinions (which may include inside counsel to such Material Subsidiary for certain matters) in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing, promptly after consummation of the CheckFree Acquisition, the Borrower shall cause CheckFree Services Corporation to become a Subsidiary Guarantor in the manner contemplated by the immediately preceding sentence.

(b) Release.

(i) If any Subsidiary Guarantor ceases to be a Material Subsidiary (excluding any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in subsection (ii) below or that is a Subsidiary Guarantor, but not a Material Subsidiary, on the Effective Date (or, upon the occurrence of the Funding Date, the Funding Date)), the Borrower may provide the Administrative Agent with written notice thereof, and, upon receipt by the Administrative Agent of such notice, such Domestic Subsidiary shall no longer be a Subsidiary Guarantor and shall be automatically released from the Subsidiary Guaranty and its obligations thereunder shall be terminated; provided that such Domestic Subsidiary shall remain subject to the Subsidiary Guarantor requirements of subsection (a) above, if applicable. The obligations of all Subsidiary Guarantors under the Subsidiary Guaranty shall be automatically released and terminated when the Borrower achieves the Guaranty Ratings Threshold; provided that at any time the Borrower does not maintain the Guaranty Ratings Threshold, the obligations and requirements of any Subsidiary to be a Subsidiary Guarantor and to enter into the Subsidiary Guaranty, all pursuant to the terms and conditions of this Agreement, shall once again be fully effective upon the forty-fifth (45th) day after the date upon which the Borrower ceases to maintain the Guaranty Ratings Threshold.

(ii) Any Subsidiary Guarantor (including any Domestic Subsidiary that becomes a Subsidiary Guarantor pursuant to the proviso in this subsection (ii) or that is a Subsidiary Guarantor, but not a Material Subsidiary, on the Effective Date (or, upon the occurrence of the Funding Date, the Funding Date)) shall be released from the Subsidiary Guaranty upon the Borrower’s written request to the Administrative Agent, provided, however, that, (x) any such release of a Material Subsidiary shall only be permitted hereunder if, and effective upon, all of the assets (or substantially all of the assets) of, or all of the equity interests (or substantially all of the equity interests) in, a Material Subsidiary are being sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Loan Documents and (y) if at the time of any release of any Subsidiary Guarantor (based on the financial statements delivered pursuant to Section 5.07 for the most recently ended fiscal quarter prior to such release and calculated for the most recently ended four consecutive fiscal quarter period) the aggregate amount of the EBITDA of such Subsidiary Guarantor and all Domestic Subsidiaries that are not Subsidiary Guarantors (on a consolidated basis) at such time exceeds forty percent (40%) of the EBITDA of the Borrower and its Domestic Subsidiaries, on a consolidated basis, for the four consecutive fiscal quarter period most recently ended prior to the Effective Date (or, upon the occurrence of the Funding Date, the Funding Date) (as calculated by the Borrower on a pro forma basis reasonably acceptable to the Administrative Agent giving positive effect to the CheckFree Acquisition and deducting for discontinued operations as a result of the Trust Business Disposition), then the Borrower shall, contemporaneously with such release, cause sufficient Domestic Subsidiaries to become Subsidiary Guarantors to eliminate such excess.

(c) Other Requirements. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 5.11(b)), the Borrower shall not permit any Subsidiary to guaranty the obligations under the New Bond Indenture or the Revolving Facility, regardless of whether such Subsidiary is a “Material Subsidiary”, unless such Subsidiary shall become a Subsidiary Guarantor.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that it will not:

SECTION 6.01. Subsidiary Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:

(a) (i) the Obligations and any other Indebtedness created under the Loan Documents, (ii) the obligations and any other Indebtedness under the Revolving Facility, and (iii) the obligations and any other Indebtedness under the New Bond Indenture;

(b) Indebtedness existing on the Effective Date (or, upon the occurrence of the Funding Date, on the Funding Date) and set forth on Schedule 6.01 (including any extensions, renewals, refinancings, amendments, supplements, refundings, modifications or replacements of such Indebtedness, to the extent that the principal amount thereof shall not be increased);

(c) Indebtedness in respect of capital and operating leases, and Permitted Sale-Leaseback Transactions;

(d) purchase money Indebtedness in connection with the Acquisition of fixed or capital assets;

(e) Indebtedness to the Borrower or any Subsidiary, and Guarantees by any Subsidiary of Indebtedness of another Subsidiary or the Borrower to the extent that such Indebtedness is not prohibited hereby; and

(f) other Indebtedness, provided that, immediately after giving effect thereto, the aggregate sum of all Indebtedness (without duplication) under this Section 6.01(f) (i) would not exceed 15.0% of Net Worth and (ii) to the extent secured by Liens, would be permitted under Section 6.02(r).

SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien against or on any Property now owned or hereafter acquired by the Borrower or any Subsidiary, or permit any Subsidiary so to do, except any one or more of the following types of Liens:

(a) Liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Code);

(b) Liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) Liens for taxes, assessments, fees or governmental charges or levies which are not delinquent or are payable without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or any Subsidiary;

(e) Liens consisting of attachments, judgments or awards against the Borrower or any Subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate proceedings diligently conducted, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of the Borrower or any Subsidiary;

(f) easements, rights of way, restrictions, leases of Property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting Property which in the aggregate do not materially adversely affect the value of such Property or materially impair its use for the operation of the business of the Borrower or any Subsidiary;

(g) Liens existing on the Effective Date (or, upon the occurrence of the Funding Date, on the Funding Date) and securing Indebtedness or other obligations of the Borrower or, to the extent permitted by Section 6.01, of the Subsidiaries;

(h) statutory Liens in favor of lessors arising in connection with Property leased to the Borrower or any Subsidiary;

(i) Liens on Margin Stock to the extent that a prohibition on such Liens pursuant to this Section 6.02 would violate Regulation U of the Board, as amended;

(j) purchase money Liens on Property hereafter acquired by the Borrower or any Subsidiary created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the Lien secured thereby shall attach only to the Property so acquired and related assets (except that individual financings by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by this clause (j));

(k) Liens in respect of capital leases permitted by Section 6.01 and Permitted Sale-Leaseback Transactions;

(l) Liens on the Property of a Person that becomes a Subsidiary after the date hereof, provided that (i) such Liens existed at the time such Person becomes a Subsidiary and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any Property after the time such Person becomes a Subsidiary that was not covered immediately prior thereto and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time such Person becomes a Subsidiary;

(m) Liens on Property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry.

(o) Liens securing Securitized Indebtedness in an aggregate principal amount not in excess of $200,000,000 at any one time outstanding;

(p) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (g), (j), (l) and (m) of this Section 6.02, provided that such extension, renewal, refinancing substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property) and the liability secured by such Lien at such time is not increased;

(q) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.02, and

(r) other Liens, provided that, without duplication, the aggregate sum of all obligations and Indebtedness secured by Liens permitted under this Section 6.02(r) would not exceed 10.0% of Net Worth.

SECTION 6.03. Asset Sales. Other than in connection with the Trust Business Disposition, Permitted Sale-Leaseback Transactions or one or more transactions contemplated by Sections 6.04(a) or 6.04(b), sell, assign (other than a collateral assignment intended for security), transfer or otherwise dispose of, in one transaction or a series of related transactions, or permit any Material Subsidiary so to do, all or a substantial part of the consolidated assets of the Borrower and the Subsidiaries taken as a whole. As used herein the “Trust Business Disposition” means the consummation of the transactions contemplated by the following agreements and any related agreements, instruments or documents in connection with the sale of capital stock in each of Fiserv Trust Company, Fiserv Affinity, Inc., Trust Industrial Bank and Fiserv Brokerage Services, Inc.: (i) that certain Stock Purchase Agreement dated as of May 24, 2007 between the Borrower and TD Ameritrade Online Holdings Corp.; and (ii) that certain Stock Purchase Agreement dated as of May 24, 2007 between the Borrower and Robert Beriault Holdings, Inc.

SECTION 6.04. Mergers and Acquisitions. Consolidate or merge into or with any Person, or make any Acquisition, or enter into any binding agreement to do any of the foregoing which is not contingent on obtaining the consent of the Required Lenders, or permit any Subsidiary so to do, except as follows:

(a) any Subsidiary may merge into or be acquired by a Loan Party, provided that (i) such Loan Party is the survivor thereof (and in a transaction involving the Borrower, the Borrower is the survivor thereof), and (ii) immediately before and after giving effect thereto no Default or Event of Default shall or would exist;

(b) any Subsidiary may merge into or be acquired by another Subsidiary;

(c) the consummation of the CheckFree Acquisition; and

(d) Acquisitions of one or more Operating Entities or Properties, provided that immediately before and after giving effect to each such Acquisition under this Section 6.04(d), (1) no Default shall or would exist, and (2) all of the representations and warranties contained in Article III (other than Sections 3.04(a) and 3.12) shall be true and correct as if then made (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct as of such date).

SECTION 6.05. Pari Passu Obligations. The obligations of each Loan Party under the Loan Documents shall at all times rank not lower than pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Loan Party.

SECTION 6.06. Transactions with Affiliates. Become, or permit any Subsidiary to become, a party to any transaction with any Affiliate of the Borrower on a basis materially less favorable to the Borrower or such Subsidiary in any material respect than if such transaction were not with an Affiliate of the Borrower.

SECTION 6.07. Restricted Payments. Make any Restricted Payment, or permit any Subsidiary so to do, except any one or more of the following Restricted Payments:

(a) Restricted Payments made by the Borrower, provided that (i) immediately before and after giving effect thereto no Event of Default shall or would exist, and (ii) immediately after giving effect thereto, the Borrower would be in pro-forma compliance with Section 6.08; and

(b) Restricted Payments by any Subsidiary, provided that no Restricted Payment made to any holder of a minority interest in the Stock thereof shall be greater, on a pro rata basis, than the amount received by the Borrower and the other Subsidiaries in respect thereof.

SECTION 6.08. Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter to be greater than: (i) 3.5 to 1.0 at all times prior to the Funding Date, (ii) for the period beginning on the Funding Date and ending March 30, 2009, 4.5 to 1.0, (iii) for the period beginning on March 31, 2009 and ending March 30, 2010, 4.0 to 1.0, and (iv) from March 31, 2010 and thereafter, 3.5 to 1.0; or

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty of any Loan Party in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any final version of any report, certificate or other document delivered on or after the date hereof, shall prove to have been incorrect in any material respect when made;

(d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 or in Article VI or (ii) except as permitted herein, any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void by any Loan Party, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after an executive of such Loan Party being aware of such failure;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that (i) results in any Material Indebtedness becoming or being declared due prior to its scheduled maturity or (ii) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any Subsidiary and the same shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 consecutive days;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would have a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the occurrence of an Event of Default under and as defined in (i) the Indenture, dated as of April 11, 2003, between the Borrower, as Issuer, and BNY Midwest Trust Company, as Trustee, as amended or supplemented, (ii) the Indenture, dated as of June 27, 2003, between the Borrower, as Issuer, and BNY Midwest Trust Company, as Trustee, as amended or supplemented; or (iii) the New Bond Indenture;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided, no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with (and, so long as no Default shall then exist, the consent of) the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or other means permitted hereunder (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention of Thomas Hirsch, Executive Vice President and Chief Financial Officer and Erich Janzen, Vice President of Treasury (Telecopy No. (262) 879-5318), with a copy to, in the case of any notice of Default or Event of Default, Charles W. Sprague, Executive Vice President and General Counsel (Telecopy No. (414) 879-5425);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, Chase Tower IL 1-0010, Chicago, Illinois 60670, Attention of Teresita Siao (Telecopy No. (312) 385-7096); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release, unless required by the terms of this Agreement, all or substantially all of the Subsidiary Guarantors from, its obligations under the Subsidiary Guaranty, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, in advance of contacting outside counsel of the Administrative Agent regarding matters concerning the administration of this Agreement in respect of which the Administrative Agent will expect to be reimbursed by the Borrower, the Administrative Agent will notify the Borrower of its intent to contact such outside counsel and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents at any time during a Default, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations during an Event of Default in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, as and when incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the enforcement and performance of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby (including the syndication of the Term Loans), (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee (b) a dispute among the Lenders not arising from a Default or (c) such Indemnitee’s breach of the Loan Documents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Arranger such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Arranger in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Term Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or in clause (i) of Section 9.04(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect in accordance with their terms as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronically shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, promptly after any such set off and application, such Lender or Affiliate shall give notice thereof to the Borrower. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER

LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as if they were parties hereto), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. For the purposes of this Section, “Information” means all information which is received from the Borrower relating to the Borrower, the Target, their respective Subsidiaries or Affiliates, their respective business or the CheckFree Acquisition, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FISERV, INC.,
as the Borrower

By:	/s/ Thomas J. Hirsch
Name:	Thomas J. Hirsch
Title:	Executive Vice President, Chief Financial
Officer, Treasurer and Assistant Secretary

Signature Page to Loan Agreement

Fiserv, Inc.

JPMORGAN CHASE BANK,
NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

SUNTRUST BANK,
individually and as Syndication Agent

By:	/s/ Robert S. Ashcom
Name:	Robert S. Ashcom
Title:	Director

Signature Page to Loan Agreement

Fiserv, Inc.

CREDIT SUISSE SECURITIES (USA) LLC,
as a Documentation Agent

By:	/s/ Christopher G. Cunningham
Name:	Christopher G. Cunningham
Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ John Toronto
Name:	John Toronto
Title:	Director

By:	/s/ James Neira
Name:	James Neira
Title:	Associate

Signature Page to Loan Agreement

Fiserv, Inc.

WACHOVIA BANK, N.A.,
individually and as a Documentation Agent

By:	/s/ Russ Lyons
Name:	Russ Lyons
Title:	Director

Signature Page to Loan Agreement

Fiserv, Inc.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
individually and as a Documentation Agent

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Vice President & Manager

Signature Page to Loan Agreement

Fiserv, Inc.

BANK OF AMERICA, N.A.,
individually and as a Documentation Agent

By:	/s/ Debra E. DelVecchio
Name:	Debra DelVecchio
Title:	Managing Director

Signature Page to Loan Agreement

Fiserv, Inc.

SUMITOMO MITSUI BANKING CORPORATION,
individually and as a Documentation Agent

By:	/s/ Leo Pagarigan
Name:	Leo E. Pagarigan
Title:	General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Mark Halldorson
Name:	Mark H. Halldorson
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

FIFTH THIRD BANK,
as a Lender

By:	/s/ Michael R. Zaksheske
Name:	Michael R. Zaksheske
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

U.S. BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Caroline V. Krider
Name:	Caroline V. Krider
Title:	Vice President & Senior Lender

Signature Page to Loan Agreement

Fiserv, Inc.

MIZUHO CORPORATE BANK,
as a Lender

By:	/s/ Makoto Murata
Name:	Makoto Murata
Title:	Deputy General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Dave Graham
Name:	Dave Graham
Title:	Second Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ W. J. Bowne
Name:	W. J. Bowne
Title:	Managing Director

Signature Page to Loan Agreement

Fiserv, Inc.

SOVEREIGN BANK,
as a Lender

By:	/s/ Judith C.E. Kelly
Name:	Judith C.E. Kelly
Title:	Senior Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

TORONTO DOMINION (TEXAS) LLC,
as a Lender

By:	/s/ Debbi Brito
Name:	Debbi L. Brito
Title:	Authorized Signatory

Signature Page to Loan Agreement

Fiserv, Inc.

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

BANK OF CHINA, NEW YORK BRANCH,
as a Lender

By:	/s/ Xiaojing Li
Name:	Xiaojing Li
Title:	General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

REGIONS BANK,
as a Lender

By:	/s/ Sam Prudhomme
Name:	Sam Prudhomme
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

CITIBANK, N.A.,
as a Lender

By:	/s/ Thomas Faherty
Name:	Thomas Faherty
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

BANK OF TAIWAN, NEW YORK AGENCY,
as a Lender

By:	/s/ Eunice Shiou-Jsu Yeh
Name:	Eunice Shiou-Jsu Yeh
Title:	SVP & General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

COMERICA BANK,
as a Lender

By:	/s/ Heather A. Whiting
Name:	Heather Whiting
Title:	Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

E. SUN COMMERCIAL BANK, LTD. LOS ANGELES BANK,
as a Lender

By:	/s/ Benjamin Lin
Name:	Benjamin Lin
Title:	EVP & General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

FIRST COMMERCIAL BANK NEW YORK AGENCY,
as a Lender

By:	/s/ Helen Tong
Name:	Helen Tong
Title:	FVP & Manager

Signature Page to Loan Agreement

Fiserv, Inc.

FIRST TENNESSEE BANK, N.A.,
as a Lender

By:	/s/ Bob Nieman
Name:	Bob Nieman
Title:	Senior Vice President

Signature Page to Loan Agreement

Fiserv, Inc.

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD.,
as a Lender

By:	/s/ Tsang – Pei Hsu
Name:	Tsang – Pei Hsu
Title:	VP & DGM

Signature Page to Loan Agreement

Fiserv, Inc.

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Jim C.Y. Chen
Name:	Jim C.Y. Chen
Title:	VP & General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

TAIPEI FUBON COMMERCIAL BANK, NEW YORK AGENCY,
as a Lender

By:	/s/ J.H. Sophia Jing
Name:	J.H. Sophia Jing
Title:	F.V.P & General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

THE CHIBA BANK, LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Morio Tsumita
Name:	Morio Tsumita
Title:	General Manager

Signature Page to Loan Agreement

Fiserv, Inc.

HUA NAN COMMERCIAL BANK, LTD. LOS ANGELES BRANCH,
as a Lender

By:	/s/ Samson Mao
Name:	Samson Mao
Title:	Deputy General Manager

Signature Page to Loan Agreement

Fiserv, Inc.